Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this registration statement on Form F-4 of AngloGold Ashanti Limited (the “Registration Statement”) of our report dated March 18, 2008 relating to the consolidated balance sheets of Golden Cycle Gold Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

May 27, 2008
Denver, Colorado